DNB Financial Corporation

For further information, please contact:
William J. Hieb
President/COO
484-359-3012                                            IMMEDIATE PRESS RELEASE
whieb@dnbfirst.com
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                     DNB FIRST'S PROPERTY SALE AND LEASEBACK
                        AIDS DOWNINGTOWN'S REVITALIZATION


(June 1, 2005 -- Downingtown, PA) DNB Financial Corporation, parent company of DNB First, National Association (the "Bank"), announced today that it is entering into a sale-leaseback transaction for its operations building and adjoining real estate at 104-106 Brandywine Avenue. The Bank has entered into these agreements with Papermill Brandywine Company LLC, an affiliate of Carroll Contractors, Inc. and Carrollton Development Group, Inc., who are developing the old paper mill adjoining the Bank property.

Plans call for a mixed-use retail and residential development, but in order to proceed, additional parking space is required. "We feel the project will be very good for the continued revitalization of Downingtown", said William S. Latoff, Chairman and CEO of DNB First. The transaction entails 3 agreements, the sale of the operations building and adjoining property, the lease of these properties by the Bank, and a cross-parking easement agreement among the operations building, main branch building and the adjoining mixed-use property to be developed. The agreement contemplates financing by the Bank.

The Bank will retain ownership of its Main Branch and Executive Headquarters located at 4 Brandywine Avenue. "We have been in Downingtown since 1860 and are committed to the long term growth of the town, which is closely linked to our own growth in the county", said William J. Hieb, President and COO of DNB First.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $430 million community bank headquartered in Chester County, Pennsylvania. The Bank is the oldest independent bank in the county, founded in 1860, with nine full service offices and two limited service facilities. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. Customers may also visit DNB at its Internet website at dnbfirst.com.